Exhibit 99.1

SilverSun Technologies Announces Management Change at SWK Technologies

LIVINGSTON, New Jersey – May 27, 2016. - SilverSun Technologies, Inc. (OTCBB/OTCQB: SSNT), a national provider of transformational business technology solutions and services, today announced that Jeffrey D. Roth,  Chief Executive Officer of the Company's wholly-owned subsidiary, SWK Technologies, has resigned.  Mark Meller, Chairman and CEO of SilverSun, has been named CEO of SWK Technologies as well.
Mr. Roth is leaving to pursue other business opportunities.  The resignation is effective immediately.  All other executives of SWK's senior management team are remaining in place.
Mr. Meller commented, "We thank Jeff for his contributions to SWK, and wish him well in his future endeavors.  I am excited about the opportunity to step in and lead SWK as we enter the next phase of the company's evolution. With an amazingly talented staff, a large portfolio of solutions and services, and a large installed base of dedicated customers, we are well positioned strategically in the marketplace.  Our prospects are bright, and we look forward to a very successful future."
About SilverSun Technologies, Inc.
We are a business application, technology and consulting company providing strategies and solutions to meet our clients' information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the "Cloud". As a value added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning ("ERP"), Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, we have our own development staff building software solutions for Electronic Data Interchange, time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, hosting, business continuity, cloud, e-mail and web services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Arizona, Seattle, Greensboro, and Southern California.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.